Exhibit 10.39

DOMTAR INC.

RESTRICTED STOCK PLAN

February 2005

1.	PURPOSE OF THE PLAN

1.1	Compensate executives and other key employees of the Corporation who are particularly contributing to the creation of economic value for the Corporation and its shareholders;

1.2	Provide executives and other key employees of the Corporation with total compensation which is competitive with that of similar positions in markets where the Corporation competes for managerial and professional talent; and

1.3	Retain executives and other key employees on a long-term basis.

2.	DEFINITIONS

2.1	The terms below have the following meaning for purposes of the Plan:

“Affiliate” includes any subsidiary and means a corporation or entity in which the Corporation or any of its subsidiaries holds at least 50% of the voting shares.

“Board” means the Board of Directors of the Corporation.

“CEO” means the President and Chief Executive Officer of the Corporation.

“Committee” means the Human Resources Committee of the Board of Directors of the Corporation.

“Corporation” means Domtar Inc., and the Corporation and its Affiliates means Domtar.

“Incentive Plan” means the Corporation’s Profit-Sharing Plan.

“Market Value” means the arithmetic average of the closing prices per share for a board lot of Shares traded on The Toronto Stock Exchange on the last trading day preceding the event and on which at least one board lot of Shares was traded on each such exchange.

“Participant” means an employee, including an executive, of Domtar designated by the Committee, upon recommendation by the CEO, as a participant under the Plan.

“Plan” means the Restricted Stock Plan as described hereinafter and as amended from time to time by the Committee.

“Restricted Period” has the meaning ascribed in section 7 hereof.

“Share” or “Shares” means the common shares of the share capital of the Corporation trading on the secondary market.

2.2	Unless the context otherwise requires, words importing the singular include the plural and vice versa, and words importing a male person include a female person.

3.	ELIGIBILITY

The CEO may designate from time to time executives and other employees for purposes of recommendation to the Committee.

4.	SHARES

Only Shares traded on the secondary market may be available for grant pursuant to this Plan.

5.	ADMINISTRATION OF THE PLAN

Except for matters that are under the jurisdiction of the Board as specified under the Plan or as required by law, the Plan shall be administered by the Committee which shall have full authority to interpret the Plan, to establish, amend, and rescind any rules and regulations relating to the Plan, and to make such determinations as it deems necessary or desirable for the administration of the Plan in each case in its sole discretion. All actions taken and decisions made by the Committee in this regard shall be final, conclusive and binding on all parties concerned, including, but not limited to, the Corporation, the Participants, and their beneficiaries and legal representatives.

6.	ANNUAL GRANT OF SHARES

6.1	Each year, the Committee, upon recommendation by the CEO, shall determine the Participants and the number of Shares to be granted to each Participant.

6.2	The number of Shares to be granted will be based:

6.2.1	50% on the Incentive Plan target according to the Participant’s position, and

6.2.2	50% on the Incentive Plan payout received by the Participant in any given year.

7.	SHARES HELD IN TRUST

At the time of the grant, as determined by the Committee, a trustee selected by the Corporation in its discretion will acquire the number of Shares granted by the Committee pursuant to Section 6. The Shares granted pursuant to the Plan shall be held in trust for the benefit of the Participant with the trustee for the period determined from time to time by the Committee which may not exceed three years from the date of each grant (the “Restricted Period”).

8.	RESTRICTIONS, VESTING AND FORFEITURE

8.1	Subject to the other sections of this article 8, at the end of the Restricted Period and provided that the Participant has remained in continuous employment with the Corporation since the date of grant, the Shares will vest and the Participant will be entitled to receive a Share certificate representing the number of Shares of the initial grant.

8.2	During the Restricted Period, no Participant shall be entitled to exercise voting rights or any other rights attaching to the ownership of the Shares, nor shall any Participant be considered the beneficial owner of any Shares until they become fully vested upon expiration of the applicable Restricted Period.

8.3	During the Restricted Period:

i)	A Participant’s account shall be credited with dividend equivalents in the form of additional Shares when normal cash dividends are paid on Common Shares. Such dividend equivalents shall be computed by dividing: (a) the amount obtained by multiplying the amount of the dividend declared and paid per Common Share by the number of Shares recorded in the Participant’s account on the record date, by (b) the Market Value of a Common share on the dividend payment date for such dividend, with fractions computed to four decimal places.

ii)	A Participant does not have the right to receive and is not entitled to dividends, nor to any underlying Shares as provided for in subparagraph 8.3. i) hereinabove, until the end of the Restricted Period.

iii)	A Participant shall be entitled to receive the equivalent number of Shares accumulated in his account pursuant to subparagraph 8.3 i) hereinabove, at the end of the Restricted Period.

8.4	Notwithstanding the provisions of section 8.1 hereof, in the event that an offer to purchase is made to all holders of common shares of the Corporation, all unvested Shares shall become immediately vested for all purposes of the Plan.

8.5	Unless otherwise determined by the Committee, in the event of a Participant’s death, any and all unvested Shares granted to such Participant shall be forfeited without payment and credited to the Corporation’s account.

8.6	Unless otherwise determined by the Committee, and except in case of retirement at the normal retirement date as stipulated in the Domtar Pension Plan for Non-Negotiated Employees, a Participant will not be entitled to receive and shall forfeit without payment any unvested Shares under the Plan if his employment comes to an end prior to the end of the Restricted Period as a result of his resignation or termination with or without cause, with or without reasonable notice according to legal requirements, whether or not such termination was the subject of a court decision as to its legality.

8.7	The trustee of the Corporation shall be entitled to deduct or collect any amount of withholding taxes and other withholdings with respect to the Shares under the Plan.

8.8	All fees and related expenses with respect to the Plan, including applicable taxes, if any, payable by the trust account shall be paid by the trustee out of the amounts accumulated in the account when normal cash dividends are paid on Common Shares.

9.	COMPLIANCE WITH LAWS AND POLICIES

All acquisitions of Shares pursuant to this Plan shall be made in conformity with all applicable laws and regulations. Furthermore, the Corporation and the Participants shall comply with the Corporation’s policy regarding insider trading and with insider reporting obligations with respect to the purchase, ownership and disposition of the Shares, as the case may be.

10.	AMENDMENT, SUSPENSION OR TERMINATION OF THE PLAN

The Committee may in its sole discretion from time to time amend or suspend the Plan in whole or in part and may terminate the Plan at any time.

11.	SUBDIVISION, CONSOLIDATION, CONVERSION OR DISTRIBUTION

In the event that the Corporation’s Shares are subdivided, consolidated or converted, or any other action of a similar nature affecting such Shares is taken by the Corporation, the number of Shares or type of securities issued or issuable under this Plan will be appropriately adjusted to reflect any such action or event. Upon the distribution by the Corporation to each holder of the Corporation’s Shares, of shares of any class or cash or securities or other property or assets, additional Shares will be granted to the Participants for each Share held, equivalent in value to shares, securities, cash or property or assets distributed per Share of the Corporation.

Any such adjustment or distribution will be made by the Committee in its sole discretion, and will be subject to all applicable laws and regulations. Any determination by the Committee with respect to any such adjustment or distribution will be conclusive and binding for all purposes of the Plan.

12.	GENERAL

12.1	Not an Employment Contract

The adoption or the existence of this Plan does not constitute a contract of employment or partnership between the Corporation or its Affiliates and any Participant, and it will not be deemed to be a condition of employment of any person. No provision of the Plan will confer on any Participant the right to continue to be in the employ of the Corporation or its Affiliates or to interfere with the rights of the Corporation or its Affiliates to dismiss, discipline or lay off any Participant at any time regardless of the effect which such action might have upon such employee’s participation in the Plan or upon the overall benefits of such employee.

12.2	Non-assignable

The rights and privileges granted under the Plan are non-assignable.

12.3	Compliance with Laws

The administration of the Plan shall be subject to and made in conformity with all applicable laws and regulations.

12.4	Acknowledgment

The signature of the acknowledgement form as outlined in Schedule A will constitute an acceptance of the terms and conditions of the Plan by the Participant.

13.	GOVERNING LAWS

The Plan shall be governed by, and interpreted in accordance with, the laws of the Province of Québec and any laws of Canada applicable therein.